Exhibit 10.1

1345 AVENUE OF THE AMERICAS 46TH FLOOR NEW YORK, NY 10105 TEL 212 798-6100

May 13, 2010

VIA FACSIMILE AND OVERNIGHT MAIL

CLST ASSET TRUST II

17304 Preston Road, Suite 420

Dallas, Texas 75252

Re: Notice of Event of Default; Reservation of Rights

Ladies and Gentlemen:

Reference is made herein to that certain Second Amended and Restated Revolving Credit Agreement, dated as of December 10, 2008 (as amended, modified, supplemented or restated from time to time, the “Credit Agreement”), by and among CLST Asset Trust II, a Delaware statutory trust, as a borrower (the “Borrower”), FCC Finance LLC, as the servicer (the “Servicer”), the Lenders party thereto, Fortress Credit Corp. (“Fortress”), and as the administrative agent for the Lenders (in such capacity, the “Administrative Agent”), U.S. Bank National Association, as the Collateral Custodian and Lyon Financial Services, Inc. (d/b/a U.S. Bank Portfolio Services), as the Backup Servicer. Capitalized terms used herein but not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement.

We hereby call to your attention that, as of April 30, 2010, an Event Default has occurred and is continuing pursuant to Section 10.1(o) of the Credit Agreement as a result of the three-month rolling average Class A Default Ratio as of such date, which was 6.10%, exceeding 5.0%. Under the terms of the Credit Agreement and the other Transaction Documents, the existence of such an Event of Default entitles the Administrative Agent, for the benefit of the Lenders, to exercise any and all of the rights and remedies provided in the Credit Agreement, the Securities Account Control Agreement and other Transaction Documents as set forth therein and/or as provided for under applicable law, including without limitation, declaring the Variable Funding Notes to be immediately due and payable in full without presentment, demand, protest or notice of any kind and enforcing all rights and remedies with respect to the Collateral.

The Administrative Agent and the Lenders have reserved, and continue to reserve, their rights to, at any time, take any and all actions, and exercise any and all rights, powers, privileges and remedies authorized or permitted under the Credit Agreement, the Securities Account Control Agreement or any other Transaction Document and/or applicable law, at any time in its sole and absolute discretion. No delay by the Administrative Agent or the Lenders in the exercise of any right, power, privilege or remedy against the Borrowers or against any Collateral shall constitute or be deemed a waiver of any such right, power, privilege or remedy, each of which is and shall be expressly reserved. Furthermore, any prior or current discussions (oral and written) or course of conduct between Fortress, on the one hand, and the Borrower, on the other hand, is not and has not been intended to constitute a waiver of any such rights, powers, privileges or remedies, or an amendment of the Credit Agreement, the Securities Account Control Agreement or any other Transaction Document.

Notwithstanding the foregoing, Fortress, as it continues to evaluate the situation, expects and requires that the Borrower timely comply with its respective duties and obligations under the provisions of the Credit Agreement and the other Transaction Documents.

Should you have any questions concerning the above, please contact DeWayne Chin at (212) 515-4659.

Very truly yours,

FORTRESS CREDIT CORP.

By:	/s/ CONSTANTINE M. DAKOLIAS
Name:	CONSTANTINE M. DAKOLIAS
Title:	PRESIDENT